UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 21, 2011

CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3, LP

(Exact name of Registrant as specified in its charter)

Delaware	0-14187	94-2940208
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Consolidated Capital Institutional Properties/3, LP, a Delaware limited partnership (the “Registrant” or “Partnership”), owns Lamplighter Park Apartments (“Lamplighter Park”), a 174-unit apartment complex located in Bellevue, Washington. On March 21, 2011 (the “Effective Date”), the Partnership entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, The Ezralow Company, LLC a Delaware limited liability company (the “Purchaser”), to sell Lamplighter Park to the Purchaser for a total sales price of $25,100,000.

The following is a summary of the terms and conditions of the Purchase Agreement, which summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as an exhibit.

PURCHASE PRICE.  The total purchase price is $25,100,000, subject to certain prorations and adjustments at the closing. Within two business days following the effective date, the Purchaser agreed to deliver an initial deposit of $250,000 to the escrow agent. On or before the day that the feasibility period expires on April 22, 2011, the Purchaser agreed to deliver an additional deposit of $250,000 to the escrow agent.

CLOSING.  The expected closing date of the transaction is May 17, 2011. The Partnership has the right to extend the closing date to June 16, 2011 by delivering a written notice to the Purchaser no later than three business days prior to the then-scheduled closing date. The closing is also subject to customary closing conditions and deliveries.

COSTS AND FEES.  The Partnership will pay the real estate excise tax related to the transfer of Lamplighter Park, the base premium related to the title policy, one-half of the customary closing costs of the escrow agent and all fees to record mortgage releases for Lamplighter Park.  The Purchaser will pay any sales, use, gross receipts or similar taxes, any premiums or fees related to the title policy (other than the base premium), one-half of the customary closing costs of the escrow agent and fees to record the deed and Purchaser’s loan and security documents.

REPRESENTATIONS AND WARRANTIES.  The Partnership and the Purchaser each made limited representations and warranties to the other.

RISK OF LOSS.  The risk of loss or damage to Lamplighter Park by reason of any insured or uninsured casualty during the period through and including the closing date equal to or less than $2,510,000 will be borne by the Partnership. The Partnership must maintain in full force and effect until the closing date all existing insurance coverage on Lamplighter Park.

ASSIGNMENT.  With the exception of an assignment to an affiliate of the Purchaser, the Purchase Agreement is not assignable by the Purchaser without the prior written approval of the Partnership.

DEFAULTS AND REMEDIES.  If the Purchaser defaults on its obligations to deliver when required any required deposits, the purchase price or any other specified deliveries, the Purchaser will forfeit its deposits to the Partnership, and neither the Purchaser nor the Partnership will be obligated to proceed with the purchase and sale of Lamplighter Park.  The Partnership expressly waived the remedies of specific performance and additional damages for defaults by the Purchaser.

If the Partnership, prior to the closing, defaults in its representations, warranties, covenants, or obligations, the Purchaser has the option of (i) terminating the Purchase Agreement, receiving a return of its deposits, and recovering, as its sole recoverable damages, its documented direct and actual out-of-pocket expenses and costs up to $100,000 or, subject to certain conditions, (ii) seeking specific performance of the Partnership’s obligation to deliver the deed for Lamplighter Park pursuant to the Purchase Agreement.

Item 9.01   Financial Statements and Exhibits

(c)   Exhibits

10.99       Purchase and Sale Contract between Consolidated Capital Institutional Properties/3, LP, a Delaware limited partnership, and The Ezralow Company, LLC, a Delaware limited liability company, dated March 21, 2011.

The agreement included as an exhibit to this Form 8-K contains representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•         should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•         have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•         may apply standards of materiality in a way that is different from what may be viewed as material to an investor; and

•         were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. The Registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Form 8-K not misleading. Additional information about the Registrant may be found elsewhere in this Form 8-K and the Registrant’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                     CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3, LP

By:  ConCap Equities, Inc.

General Partner

By:  /s/Stephen B. Waters

Stephen B. Waters

Senior Director of Partnership Accounting

Date: March 25, 2011